Exhibit 99.1

FOR IMMEDIATE RELEASE
ST. LOUIS, MISSOURI
May 2, 2006

Angelica Announces Annual Meeting Date of October 31, 2006

Company Also Appoints Jon Holt as Treasurer

St. Louis, Missouri (May 2, 2006) - Angelica Corporation (NYSE: AGL), a leading provider of healthcare linen management services, announced that it will hold its annual meeting of shareholders on October 31, 2006 with a shareholder record date of September 15, 2006.

The Company also announced the appointment of Jon Holt as Treasurer. Mr. Holt, who initially joined Angelica in late January to fill a vacancy created by resignation, is a certified public accountant and spent seven years as an auditor with Deloitte & Touche. Most recently, he spent 12 years with Pulitzer, Inc., where he held the positions of Controller and Treasurer.

Steve O’Hara, Chairman & CEO of Angelica Corporation, stated, “Jon has been an excellent addition to our team. He is an accomplished executive with a strong financial and treasury background. Now that he is up to speed on his financial area responsibilities, it makes sense to consolidate our treasury operations under his leadership.”

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

Forward-Looking Statements

Any forward-looking statements made in this document reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers’ compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to accomplish its strategy of redirecting its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

CONTACT: STEVE O’HARA CHIEF EXECUTIVE OFFICER ANGELICA CORPORATION TELE: (314) 854-3800	MICHAEL FOX/DEVLIN LANDER INTEGRATED CORPORATE RELATIONS, INC. (203) 682-8200